Exhibit 99.(a)(1)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated April 11, 2012, and the related Letter of Transmittal and any amendments or supplements thereto. Purchaser (as defined below) is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

COMVERGE, INC.

at

$1.75 Net Per Share

by

PEAK MERGER CORP.

a wholly-owned subsidiary of

PEAK HOLDING CORP.,

an affiliate of

H.I.G. BAYSIDE DEBT & LBO FUND II, L.P.

Peak Merger Corp., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Peak Holding Corp., a Delaware corporation (“Parent”), which is controlled by H.I.G. Bayside Debt & LBO Fund II, L.P., is offering to purchase for cash all outstanding shares (each, a “Share”) of common stock, par value $0.001 per share, of Comverge, Inc., a Delaware corporation (“Comverge”), at a price of $1.75 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 11, 2012 (as may be amended or supplemented from time to time, the “Offer to Purchase”), and in the related Letter of Transmittal (as may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”). Tendering stockholders who have Shares registered in their names and who tender directly to the Colbent Corporation (the “Depositary”) will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult with such institution as to whether it charges any service fees or commissions.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON MAY 8, 2012, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of March 26, 2012, among Parent, Purchaser and Comverge (as the same may be amended, the “Merger Agreement”), pursuant to which, after completion of the Offer and the satisfaction or waiver of certain limited conditions, Purchaser will be merged with and into Comverge, with Comverge being the surviving corporation after such merger (the “Merger”) and each issued and outstanding Share (other than Shares owned by Comverge, Purchaser or Parent or any other subsidiaries of Comverge or Parent, or by any stockholder of Comverge who is entitled to and properly exercises appraisal rights under Delaware law) will, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and converted into the right to receive an amount in cash equal to the per Share price paid pursuant to the Offer, without interest and less any applicable withholding taxes, payable upon the surrender of the certificate formerly representing such Share. As a result of the Merger, Comverge will cease to be a publicly traded company and will become wholly-owned by Parent. The Merger Agreement is more fully described in the Offer to Purchase.

The Offer is not subject to a financing condition. The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms and conditions of the Offer and not withdrawn prior to the expiration of the Offer that number of Shares which, when added to the Shares owned by Parent and Purchaser immediately prior to such time, constitutes one share more than fifty percent (50%) of the sum of (x) the number of Shares then outstanding plus (y) all Shares which Comverge may be required to issue on or prior to the closing of the Merger (the “Closing”) as a result of the vesting (including vesting solely as a result of the consummation of the Offer), conversion or exercise of Comverge stock options, if and only if such securities would be convertible prior to the Closing because their respective conversion or exercise prices are less than the Offer Price and the other terms and conditions thereof are otherwise satisfied. The foregoing condition is referred to as the “Minimum Condition.” The Minimum Condition may only be waived by Purchaser with the prior written consent of Comverge. The Offer is also subject to other conditions described in the Offer to Purchase.

The purpose of the Offer is for Parent, through Purchaser, to acquire control of, and the entire equity interest in, Comverge. Following the consummation of the Offer, Purchaser intends to effect the Merger.

The board of directors of Comverge (the “Company Board”) has unanimously (other than for abstentions for conflicts of interest) (i) found that the form, terms and provisions of the Merger Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of Comverge and its stockholders, (ii) found that the price per share to be paid to Comverge’s stockholders in the Offer and the Merger is fair to, and in the best interests of, the stockholders, (iii) approved, adopted and confirmed in all respects the Merger Agreement and the consummation of the transactions contemplated thereby and (iv) recommended that the holders of Shares accept the Offer, tender their shares in the Offer and, to the extent that any such holders do not tender their shares in the Offer and to the extent required by applicable law, vote to adopt the Merger Agreement.

Comverge has granted to Parent and Purchaser an irrevocable option to purchase (the “Top-Up Option”), at a price per Share equal to the Offer Price, up to the number of Shares that is equal to the lesser of (i) the number of Shares that, when added to the number of Shares owned by Parent and Purchaser at the time of exercise of the Top-Up Option, constitutes one Share more than 90% of the sum of (a) the number of Shares outstanding immediately after the issuance of all Shares subject to the Top-Up Option plus (b) all Shares which Comverge may be required to issue on or prior to the Closing as a result of the vesting, conversion or exercise of Comverge options and other derivative securities, including warrants, options, convertible or exchangeable securities or other rights to acquire Shares, or (ii) the aggregate number of Shares that Comverge is authorized to issue under its certificate of incorporation but that are not issued and outstanding (and are not subscribed for or committed to be issued) at the time of exercise of the Top-Up Option. The Top-Up Option is exercisable only after the initial acceptance for payment of Shares by Purchaser pursuant to the Offer, and Comverge’s obligation to deliver Shares upon exercise of the Top-Up Option (the “Top-Up Option Shares”) is subject to certain conditions, including that the Minimum Condition has been satisfied and that immediately after the exercise of the Top-Up Option and issuance of the Top-Up Option Shares, the number of Shares owned, directly or indirectly, by Parent or Purchaser constitutes one share more than 90% of the number of Shares that will be issued and outstanding immediately after the exercise of the Top-Up Option (including all Shares that Comverge may be required to issue within ten (10) business days after the issuance of the Top-Up Option Shares upon the vesting, conversion or exercise of Comverge options). Comverge has sufficient remaining Shares authorized for issuance under its certificate of incorporation such that if the Minimum Condition is satisfied, the Top-Up Option will provide Purchaser the requisite number of Shares to hold over 90% of the then-outstanding Shares and consummate the Merger as a short-form merger pursuant to applicable provisions of Delaware law.

Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the U.S. Securities and Exchange Commission and The Nasdaq Stock Market (“Nasdaq”), Parent and Purchaser reserve the right to waive or otherwise modify or amend any of the terms and conditions of the Offer; but, among other actions, Parent and Purchaser may not reduce the price offered per Share or change the form of consideration to be paid, reduce the number of Shares subject to the Offer, waive or amend the Minimum Condition or modify the Offer in a manner adverse to holders of Shares without Comverge’s consent. The Merger Agreement provides that Purchaser will extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or Nasdaq; but in no event shall Purchaser be required to extend the Offer beyond June 25, 2012, or, if Comverge has obtained a Go-Shop Extension (as defined in the Merger Agreement), July 5, 2012. In addition, Purchaser may, without requiring the consent of Comverge or any other person, extend the Offer for one or more periods of up to 10 business days each (or such other period as approved by Comverge), if at the then-scheduled expiration date any of the conditions of the Offer have not been satisfied or waived by Purchaser.

Pursuant to Rule 14d-11 of the General Rules and Regulations under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), Purchaser may elect to provide a subsequent offering period of between three and 20 business days following Purchaser’s acceptance of Shares tendered in the Offer. No withdrawal rights apply to Shares tendered in a subsequent offering period, and no withdrawal rights apply during a subsequent offering period with respect to Shares previously tendered in the Offer and accepted for payment.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 AM, New York City time, on the next business day after the previously scheduled expiration of the Offer.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment and thereby purchased Shares validly tendered and not properly withdrawn if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, Purchaser will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for purposes of transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in payment for Shares.

In all cases, Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (a) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the Offer to Purchase, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal, and (c) any other documents required by the Letter of Transmittal.

Shares tendered pursuant to the Offer may be withdrawn at any time on or before the expiration of the Offer. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn at any time after June 10, 2012, which is the 60th day after the commencement of the Offer, unless such Shares have already been accepted for payment by Purchaser pursuant to the Offer. For a withdrawal of Shares to be effective, the Depositary must receive at one of its addresses set forth on the back cover of the Offer to Purchase a written or facsimile transmission notice of withdrawal before the Offer has expired or the Shares have been accepted for payment. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures. If certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the record owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates. Purchaser will determine, in its discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and such determination will be final and binding. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent (listed below) or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering Shares described in the Offer to Purchase at any time prior to the expiration of the Offer.

Comverge has provided to the Purchaser its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Comverge’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

The receipt of cash as payment for the Shares pursuant to the Offer or pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. For a more detailed description of certain U.S. federal income tax consequences of the Offer and the Merger, see the Offer to Purchase. Each holder of Shares should consult its own tax advisor regarding the tax consequences of the Offer and the Merger, including such holder’s status as a U.S. holder or a non-U.S. holder, as well as any tax consequences that may arise under the laws of any federal, state, local, foreign or other taxing jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

The Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies. Such copies will be furnished promptly at Purchaser’s expense. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Depositary and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

D. F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (800) 967-7921

Email: information@dfking.com

April 11, 2012